                                                                      Exhibit 11


                       MERCK & CO., INC. AND SUBSIDIARIES

                    Computation of Earnings Per Common Share
                    ----------------------------------------

                     (In millions except per share amounts)

                                                                                  Three Months
                                                                                 Ended March 31
                                                                            ----------------------
                                                                              1994               1993
                                                                            --------           --------

Net Income and Adjusted Earnings:
- - ---------------------------------

Net Income.........................................                         $  675.2           $  613.8

Effect on Earnings of Compensation Expense on
  Stock Option and Executive Incentive Plans.......                              2.5                1.7

Effect on Earnings of Interest on
  Debentures Issued by Medco.......................                               .1                -

Adjusted Earnings for Fully Diluted                                         --------           --------
  Earnings Per Share...............................                         $  677.8           $  615.5
                                                                            ========           ========


Weighted Average Shares and Share
  Equivalents Outstanding:
- - ----------------------------------

Weighted Average Shares Outstanding (As Reported)..                          1,255.2            1,142.7

Common Share Equivalents Issuable
  Under Stock Option Plans ........................                             14.9                7.8

Common Shares Issuable Under
  Executive Incentive Plans........................                              1.7                2.1

Common Share Equivalents Issuable on Assumed
  Conversion of Debentures Issued by Medco.........                              3.0                -

Weighted Average Shares and                                                 --------           --------
  Share Equivalents Outstanding....................                          1,274.8            1,152.6
                                                                            ========           ========


Earnings Per Share (As Reported):
- - ---------------------------------

Net Income.........................................                         $    .54           $    .54
                                                                            ========           ========


Fully Diluted Earnings Per Share: (a)
- - --------------------------------

Fully Diluted Earnings Per Share...................                         $    .53           $    .53
                                                                            ========           ========

(a) This calculation is submitted in accordance with the regulations of the Securities and Exchange Commission although not required by APB Opinion No. 15 because it results in dilution of less than 3%.